CMA Muni-State Municipal Series Trust
Series Number: 12
File Number: 811-5011
CIK Number: 810598
CMA North Carolina Municipal Money Fund
For the Period Ending: 09/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended September 30, 2001.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

04/17/2001	$ 15,300	North Carolina Medical Care	5.00%	06/01/2030
05/10/2001	15,000	North Carolina Medical Care	5.00	06/01/2030
06/19/2001	3,100	University North Carolina Chapel Hill	5.00	02/15/2031
06/20/2001	1,400	University North Carolina Chapel Hill	5.00	02/15/2031
06/21/2001	2,300	University North Carolina Chapel Hill	5.00	02/15/2031
06/25/2001	1,500	University North Carolina Chapel Hill	5.00	02/15/2031
06/26/2001	2,000	University North Carolina Chapel Hill	5.00	02/15/2031
07/26/2001	2,200	University North Carolina Chapel Hill	5.00	02/15/2031
08/28/2001	6,000	Puerto Rico Comwlth	2.95	12/01/2015

Last Updated on 11/29/2001
By Win95 User